Exhibit 11

Pinnacle Entertainment, Inc.
Computation of Per Share Earnings

	For the three months ended September 30,
	Basic		Diluted(a)
	2002	2001	2002	2001
	(in thousands, except per share data—unaudited)
Average number of common shares outstanding	25,911	25,542	25,911	25,542
Average common shares due to assumed conversion of stock
options	0	0	209	81

Total shares	25,911	25,542	26,120	25,623

Net income	$2,481	$1,003	$2,481	$1,003

Per share net income	$0.10	$0.04	$0.09	$0.04

	For the nine months ended September 30,
	Basic		Diluted (a)
	2002	2001	2002	2001
	(in thousands, except per share data—unaudited)
Average number of common shares outstanding	25,721	25,939	25,721	25,939
Average common shares due to assumed conversion of stock
options	0	0	208	104

Total shares	25,721	25,939	25,929	26,043

Net loss before cumulative change in accounting principle	$(6,232)	$(6,405)	$(6,232)	$(6,405)
Cumulative change in accounting principle, net of taxes	(56,704)	0	(56,704)	0

Net loss	$(62,936)	$(6,405)	$(62,936)	$(6,405)

Per share loss before cumulative change in accounting principle	$(0.24)	$(0.25)	$(0.24)	$(0.25)
Per share cumulative change in accounting principle, net of taxes	(2.21)	0.00	(2.21)	0.00

Per share net loss	$(2.45)	$(0.25)	$(2.45)	$(0.25)

(a)	When the computed diluted values are anti-dilutive, the basic per share values are presented on the face of the consolidated statements of operations.